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PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS, INC. ANNOUNCES
CLOSING OF INITIAL PUBLIC OFFERING

San Antonio, Texas, February 27, 2004—Kinetic Concepts, Inc. (NYSE: KCI), a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces, today announced that it has closed its initial public offering of its common stock, consisting of 20,700,000 shares of common stock. 3,500,000 of these shares are newly issued shares sold by the Company and 17,200,000 shares, including 2,700,000 shares sold pursuant to the exercise by the underwriters of their over-allotment option, are existing shares sold by the selling shareholders.

Upon the closing of the offering, the Company issued an irrevocable notice to the holders of its 7 3/8% Senior Subordinated Notes due 2013 to redeem $71.75 million principal amount of such notes on March 29, 2004 pursuant to a provision in the indenture governing the notes that permits the Company to use all or a portion of the net cash proceeds of an equity offering to redeem the notes at a redemption price equal to 107.375% of their principal amount plus accrued and unpaid interest.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. acted as joint book-running managers, Credit Suisse First Boston LLC and Goldman, Sachs & Co. acted as joint lead managers and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Piper Jaffray & Co. and SG Cowen Securities Corporation acted as co-managers.

A registration statement relating to these securities was filed with the Securities and Exchange Commission and declared effective by the SEC on February 23, 2004. The public offering is made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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KINETIC CONCEPTS, INC. ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING